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                                                                       EXHIBIT 5

[LETTERHEAD OF CASE CORPORATION]





February 3, 1999



Case Corporation
700 State Street
Racine, Wisconsin 53404

Ladies and Gentlemen:

I am the General Counsel and Secretary of Case Corporation, a Delaware corporation ("Case"), and have advised Case in connection with the proposed sale of up to $400,000,000 principal amount of Case's debt securities (the "Securities"). The Securities are to be issued under an Indenture (the "Indenture") between Case and The Bank of New York, as Trustee, dated as of July 31, 1995, with certain terms of the Securities to be established by certain officers of Case who have been authorized by its Board of Directors to do so, as part of the corporate action taken and to be taken (the "Corporate Proceedings") relating to the issuance of the Securities.

I, or persons under my supervision, have examined or are otherwise familiar with the Certificate of Incorporation of Case, the By-Laws of Case, the Registration Statement on Form S-3 (the "Registration Statement") being filed by Case pursuant to which the Securities are to be registered under the Securities Act of 1933, as amended, the Corporate Proceedings and such other documents, records and instruments as I have deemed necessary for the purposes of this opinion.

Based on the foregoing, I am of the opinion that the Indenture is a valid and binding instrument and that, upon the completion of the Corporate Proceedings and the authentication, issuance, sale and delivery of the Securities, the Securities shall be legal, valid and binding obligations of Case, entitled to the benefits of the Indenture, including such terms as are established pursuant to the Corporate Proceedings, in accordance with the respective terms thereof (subject, as to enforcement of remedies, to applicable bankruptcy, reorganization, insolvency, moratorium or other laws affecting creditors' rights generally from time to time in effect and the general principles of equity).

I hereby consent to the filing of this opinion as an Exhibit to the Registration Statement and to being named in the related prospectus and any related prospectus supplement under the caption "Legal Matters" with respect to the matters stated therein. Further, I hereby consent to the incorporation by reference of this opinion and consent in any abbreviated registration statement(s) registering up to an additional 20% aggregate principal amount of Securities filed subsequent to the date hereof.

Sincerely,

/s/ Richard S. Brennan

Richard S. Brennan